Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Registration Statement of Quicksilver Resources Inc. and subsidiaries on Form S-3 of our report dated May 29, 2009 related to the financial statements of Quicksilver Resources Canada Inc. as of December 31, 2008 and 2007, and for each of the three years in the period ended December 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of Quicksilver Resources Canada Inc. from the separate records maintained by Quicksilver Resources Inc.), incorporated by reference in Amendment No. 3 to the Annual Report on Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008, incorporated by reference in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
June 16, 2009